Exhibit 10.7

AMENDMENT TO STOCKHOLDERS AGREEMENT

THIS AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”) is made as of June 11, 2003 by Symmetry Medical Inc. (the “Company”), a Delaware corporation, and Olympus/Symmetry Holdings LLC (“Olympus”), a Delaware limited liability company.

WHEREAS, the Company, Olympus and certain other persons are party to that certain Stockholders Agreement, dated as of October 18, 2000, as amended or modified from time to time (the “Stockholders Agreement”); and

WHEREAS, pursuant to the provisions of Section 18 of the Stockholders Agreement, the Company and Olympus desire to amend certain provisions of the Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. The defined term “Credit Agreement” in the Stockholders Agreement is hereby amended and restated in its entirety as follows:

“Credit Agreement” means the Credit Agreement, dated as of June 11, 2003, made by and among the Company, the Investor, the Lenders (as defined therein), Wachovia Bank, National Association, as Administrative Agent for the Lenders, Antares Capital Corporation and General Electric Capital Corporation, as Syndication Agents for the Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and The Royal Bank of Scotland, plc, as Documentation Agents for the Lenders.”

2. Sale of the Company. Section 6(a) of the Stockholders Agreement is hereby amended by adding the following sentence to the end of the paragraph:

“Notwithstanding anything set forth herein to the contrary, in connection with an Approved Sale (A) each holder of Stockholder Shares will only be required to make representations and warranties with respect to himself, herself or itself and then only as to due power and authority, non-contravention and ownership of stock, free and clear of all liens and encumbrances, and (B) each holder of Stockholder Shares shall be severally obligated to join on a pro rata basis (based on such holder’s share of the aggregate proceeds paid with respect to his, her or its interest) in any indemnification obligation provided by the holders of Stockholder Shares in connection with such Approved Sale (other than any such obligations that relate specifically to a particular Stockholder, such as indemnification with respect to representations and warranties given by a Stockholder regarding such Stockholder’s title to and ownership of Stock); provided, however, that the holders of Stockholder Shares shall not be obligated in connection with such Approved Sale to indemnify the prospective transferee or its Affiliates with respect to an amount in excess of the cash proceeds paid to such holder in connection with such Approved Sale (other than as a result of a breach of its representations and warranties or any applicable covenants) described in clause (A) above, as to which no limitation shall apply).”

3. Effect of Amendment. The Stockholders Agreement, as amended pursuant to the terms of this Amendment, shall continue in full force and effect after the date of this Amendment.

* * * * *

IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first above written.

SYMMETRY MEDICAL INC.

By:	/s/ James A. Conroy
Name:	James A. Conroy
Its:	Vice President

OLYMPUS/SYMMETRY
HOLDINGS LLC

By:	/s/ James A. Conroy
Name:	James A. Conroy
Its:	Vice President

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